November 4, 2015

George H. John

Dear George:

Pursuant to your resignation from Rocket Fuel and its affiliated companies, your employment at Rocket Fuel Inc. ("*Company*") will end on November 12, 2015. Although the Company has no pre-existing obligation to you, it is prepared to assist you with your transition from the Company. This letter sets forth the terms of the Separation Agreement ("*Agreement*") that the Company is offering to you to aid in your employment transition.

1. **Separation.** Your last day of work for the Company, and your employment termination date, will be November 12, 2015 ("*Separation Date*"). You agree to provide transition services as reasonably requested by the Company for up to six (6) weeks after the Separation Date, provided that any such services do not exceed four (4) hours per week (and in all circumstances are expected to be less than 10% of your average level of services as an employee)(the "*Transition Period*"). The Transition Period will end on December 24, 2015 (the "*Transition End Date*"). You agree that any transition services will not be compensated or, to the extent compensation is required by a court, arbitrator, or other administrative body, such compensation was included in the Service Bonus and Severance Payment (each as defined below).

2. **Accrued Salary and Bonus.** On November 12, 2015, the Company will pay you all accrued salary, less applicable withholdings, through November 12, 2015 ("*Salary*"). In addition, while you will no longer be eligible to participate in the Company's 2015 incentive compensation plan under the Company Executive Incentive Compensation Plan, if you sign this Agreement, return it by the deadline specified below, and it becomes effective, as described below, and you comply fully with your obligations under this Agreement, the Company agrees to pay you a one-time lump sum payment of $177,500, less applicable tax withholdings, in recognition of your services to the Company throughout the process of searching for a new permanent CEO ("*Service Bonus*"). The Service Bonus will be paid to you at the same time as the Severance Payment as provided in Section 4 of this Agreement. You acknowledge and represent that other than the consideration set forth in this Agreement, the Company and its agents have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, and any and all other benefits and compensation due to you.

3. **Health Insurance.** Your group health insurance will cease on the last day of the month in which your employment ends. At that time, you will be eligible to continue your group health insurance benefits, subject to the terms and conditions of the benefit plan, the federal Consolidated Omnibus Budget Reconciliation Act of 1985 ("*COBRA*") and, as applicable, state insurance laws. You will receive additional information regarding your right to elect continued coverage under COBRA in a separate communication. *You will be required to sign up for the COBRA insurance in order to receive this benefit.*

4. **Consideration for Release of Claims.** If you sign this Agreement, return it by the deadline specified below, and it becomes effective, as described below, and you comply fully with your obligations under this Agreement the Company shall pay you the amount of $14,350, less applicable tax withholdings, in a lump sum ("*Severance Payment*"). The Severance Payment will be due and payable on the sixtieth (60th) day following the Separation Date. You specifically acknowledge and agree that the consideration provided to you hereunder fully satisfies any obligation that the Company had to pay you severance, retention payments, wages, or any other compensation for any of the services that you rendered to the Company, and that the amount paid is in excess of any severance, retention payments, wages, or any other compensation that is or may be due to you. You acknowledge that you have not earned and are not entitled to receive any additional severance, retention payments, wages or other form of compensation from the Company, including, but not limited to, any payments due under the Rocket Fuel Management Retention Agreement between you and the Company executed on May 4, 2015 ("*Management Retention Agreement*"). For avoidance of doubt, you specifically agree and acknowledge that the circumstances of your separation from the Company means that you have not and will never become eligible to receive any payments under the Management Retention Agreement.

5. **Equity.** You currently hold the stock options (each a "*Stock Option*") and restricted stock unit ("*RSUs*") awards shown on Exhibit A (such awards, the "*Equity Awards*" and the equity award agreements pursuant to which they were granted, collectively the "*Equity Agreements*"). We agree that as of the Transition End Date, you will have vested in each RSU award and each Stock Option to the extent shown on Exhibit A hereto and no more. Any other RSUs and Stock Options are unvested and all unvested RSUs and unvested Stock Options shall immediately terminate and be forfeited as of the Transition End Date. We agree that you hold no other, and have rights to no other, Company equity awards. The exercise of your outstanding Stock Options and the shares purchased thereunder, and any shares received under your RSU awards shall continue to be governed by the terms and conditions of the applicable Equity Agreements and the applicable equity plan under which the grants were made.

6. **Tax Matters.** The Company will withhold required federal, state and local taxes from any and all payments contemplated by this Agreement. Other than the Company's obligation and right to withhold, you will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement (including, but not limited to, those imposed under Internal Revenue Code Section 409A).

7. **Expense Reimbursement.** You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all reasonable business expenses you incurred during your employment with the Company through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for all reasonable business expenses pursuant to its regular business practice.

8. **Return of Company Property.** By the Separation Date, you agree to return to the Company all hard copy and electronic documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information (including email), tangible property, credit cards, entry cards,

identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

9. Post-Employment Restrictions. You acknowledge your continuing obligations under your "Employee NonDisclosure, Assignment and Non-Solicitation Agreement" ("*Confidentiality Agreement*") which prohibits disclosure of any confidential or proprietary information of the Company and solicitation of Company employees. A copy of your Agreement is attached hereto as Exhibit B.

10. Cooperation. The parties acknowledge that as of the Separation Date, the Company is involved in litigation related to certain matters in which you were involved during your employment at the Company ("*Litigation*"). You agree to cooperate with the Company and participate to the extent reasonably requested by the Company in connection with its investigation and response to the Litigation.

11. Release of All Claims Against Company Releasees. Except as otherwise set forth in this Agreement and as provided in the Company's by-laws and any indemnification agreements between you and the Company, including the indemnification agreement between you and the Company attached hereto as Exhibit C, you agree that the foregoing consideration represents settlement in full of all outstanding obligations owed to you by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the "Company Releasees"). You, on your own behalf and on behalf of your respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Company Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess against any of the Company Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from your employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; California Fair Employment and Housing Act, as amended, Cal. Gov't Code § 12900 et seq.; Unruh Civil Rights Act, as amended, Cal. Civ. Code § 51; Moore-Brown-Roberti Family Rights Act, as amended, Cal. Gov't Code § 12945.1 et seq.;and the California Constitution;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by you as a result of this Agreement; and

h. any and all claims for attorneys' fees and costs.

You agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, your right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give you the right to recover any monetary damages against the Company; your release of claims herein bars you from recovering such monetary relief from the Company). This release does not extend to any right you may have to unemployment compensation benefits or workers' compensation benefits. You represents that you have not assigned or transferred of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section. Notwithstanding the release set forth herein, the Indemnification Agreement (attached hereto as Exhibit C) remains in full force and effect.

12. **Acknowledgment of Waiver of Claims under ADEA**. You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (""ADEA"), and that this waiver and release is knowing and voluntary. You agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. You acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that: (a) you should consult with an attorney prior to executing this Agreement; (b) you have twenty-one (21) days within which to consider this Agreement; (c) you have seven (7) days following your execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period

has expired; and (e) nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event you sign this Agreement and returns it to the Company in less than the 21-day period identified above, you hereby acknowledges that you have freely and voluntarily chosen to waive the time period allotted for considering this Agreement. You acknowledge and understand that revocation must be accomplished by a written notification to the undersigned Company representative that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

13. **California Civil Code Section 1542**. You acknowledge that you have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

You, being aware of said code section, agree to expressly waive any rights you may have thereunder, as well as under any other statute or common law principles of similar effect.

14. **No Actions or Claims**. You represent that you have not filed any charges, complaints, grievances, arbitrations, lawsuits, or claims against the Company, with any local, state or federal agency, union or court up to the date of execution of this Agreement pertaining to the claims released in this Agreement, and that, except as allowed by this Agreement, you will not do so at any time hereafter, based upon events occurring prior to the date of execution of this Agreement. In the event any agency, union, or court ever assumes jurisdiction of any lawsuit, claim, charge, grievance, arbitration, or complaint, or purports to bring any legal proceeding on your behalf pertaining to the claims released in this Agreement, except as allowed by this Agreement, you will ask any such agency, union, or court to withdraw from and/or dismiss any such action, grievance, or arbitration, with prejudice. Notwithstanding the foregoing, nothing in this Agreement shall in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, "*Protected Activity*" shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement, you understand that you are not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor are you obligated to advise the Company as to any such disclosures or communications. Notwithstanding, in making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the relevant government agencies. You further understand that "Protected Activity" does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company's written consent shall constitute a material breach of this Agreement.

15. **Release of Claims by the Company.** The Company hereby and forever releases the you from, and agrees not to sue you concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action against you relating to any matters of any kind, that the Company may possess against you arising from any known omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, except (a) as otherwise set forth in this Agreement, (b) as provided in the Company's by-laws and the indemnification agreement between you and the Company attached hereto as Exhibit C and (c) any claims that arise out of, relate to or otherwise are or may be based in whole or in part on any allegations, facts, claims or defenses that have been or may in the future be asserted in connection with (a) the Shareholder Derivative Complaint for Breach of Fiduciary Duty, Waste of Corporate Assets, and Unjust Enrichment filed in the Superior Court of the State of California, County of San Mateo, currently styled as Stanislav Davydov, Derivatively on Behalf of Rocket Fuel Inc., v. George H. John, Richard Frankel, *et al.* (Civ. 533049), as the same may be amended, modified, supplemented or revised, and any defenses, third-party claims, crossclaims or counterclaims that may be asserted with respect thereto, or (b) the Verified Shareholder Derivative Complaint filed in the United States District Court for the Northern District of California, currently styled as Victor Veloso, Derivatively on Behalf of Rocket Fuel Inc., v. George H. John, *et al.*, (Case No.4:15-cv-4625), as the same may be amended, modified, supplemented or revised, and any defenses, third-party claims, crossclaims or counterclaims that may be asserted with respect thereto.

16. **Section 409A.** This Agreement and all payments and benefits hereunder are intended to be exempt from or otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance thereunder, and any applicable state law equivalent, as each may be amended or promulgated from time to time (together, "Section 409A"), so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted in that manner. In all cases, any severance payments, including the Service Bonus, payable to you under this Agreement will be paid within the "short-term deferral" period under Section 409A. Notwithstanding the foregoing, if and to the extent necessary to avoid subjecting you to an additional tax under Section 409A, payment of all or a portion of the severance payments or benefits and the Service Bonus payable under this Agreement and any other separation-related deferred compensation (within the meaning of Section 409A) payable to you will be delayed until the date that is 6 months and 1 day following your separation from service (within the meaning of Section 409A). In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A. You and the Company agree to work together to consider amendments to this Agreement and to take such reasonable actions to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to you. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of the Section 409A-related regulations.

17. **ARBITRATION**. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SAN FRANCISCO COUNTY, BEFORE THE JUDICIAL ARBITRATION AND MEDIATION SERVICE ("JAMS") UNDER ITS COMPREHENSIVE ARBITRATION RULES ("JAMS RULES") AND CALIFORNIA LAW. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, AND THE ARBITRATOR SHALL APPLY

SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY HALF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS' FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES AGREE THAT PUNITIVE DAMAGES SHALL BE UNAVAILABLE IN ARBITRATION. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

18. **No Representations.** Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

19. **Severability.** In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

20. **Attorneys' Fees.** Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys' fees incurred in connection with such an action.

21. **Entire Agreement.** This Agreement, and its exhibits, including the Confidentiality Agreement (Exhibit B), Indemnification Agreement (Exhibit C), and the Equity Agreements and the equity plans under which each Stock Option and RSU Award was granted represents the entire agreement and understanding between the Company and you concerning the subject matter of this Agreement, your employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and your relationship with the Company, including the Management Retention Agreement.

22. **No Oral Modification.** This Agreement may only be amended in a writing signed by you and the Company's Chief Executive Officer.

23. **Governing Law**. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. You consent to personal and exclusive jurisdiction and venue in the State of California.

24. **Effective Date**. You understand that this Agreement shall be null and void if not executed by you within the twenty-one (21) day period set forth above. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after you signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the "*Effective Date*").

25. **Counterparts.** This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

26. **Voluntary Execution of Agreement.** You understand and agree that you have executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all claims against the Company and any of the other Releasees.

If this Agreement is acceptable to you, please sign below no later than November 28, 2015 and return the original to me.

Sincerely,

Rocket Fuel Inc.

By: DocuSigned by: JoAnn Covington
4E92120547CE438

Agreed: DocuSigned by:
D7D324068E4F426

Exhibit A: Equity Statement
Exhibit B: Confidentiality Agreement
Exhibit C: Indemnification Agreement